FOR IMMEDIATE RELEASE

VOXX INTERNATIONAL CORPORATION REPORTS FISCAL 2016 FIRST QUARTER FINANCIAL RESULTS

HAUPPAUGE, NY - July 9, 2015 - VOXX International Corporation (NASDAQ: VOXX), today announced financial results for its Fiscal 2016 first quarter ended May 31, 2015.

Net sales for the Fiscal 2016 first quarter were $164.4 million compared to $187.0 million reported in the comparable year-ago period, a decline of $22.5 million or 12.1%. The majority of the decline was related to foreign exchange as the Euro conversion accounted for $14.0 million, and approximately $5.0 million was related to the sale of its distribution business in Mexico, which occurred in the fiscal 2015 first quarter. The remainder was primarily related to the last of the West Coast port closure and some modest declines in select Premium Audio product categories. The average Euro in the Fiscal 2016 first quarter was 1.10 as compared to 1.38 in the comparable year ago period, representing an approximate 20% decrease in value.

	Q1 2016	Q1 2015	Year-over-Year $ Change	Q1 2016 vs. Q1 2015 (Euro impact)
Total Net Sales	$164.4	$187.0	($22.5)	($14.0)
Automotive	$90.0	$102.4	($12.4)	($10.5)
Premium Audio	$29.3	$35.2	($5.9)	($1.7)
Consumer Accessories	$44.7	$49.1	($4.4)	($1.8)
Corporate	$0.3	$0.2	0	0

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Automotive segment sales, excluding the impact of the Euro conversion were down $1.9 million. The decline was in the aftermarket, as the Company’s OEM business grew without consideration of the impact of the Euro conversion.

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Premium Audio segment sales, excluding the impact of the Euro conversion, were down $4.2 million. This was primarily attributed to lower sales of select retail product lines and the fact that last year’s first quarter included higher load-in sales of new products that were not repeated in the current year. These decreases were offset somewhat by higher sales of certain high-end separates and higher sales in the Commercial Installation business.

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Consumer Accessories segment sales, excluding the impact of the Euro conversion, were down $2.6 million. However, during the Fiscal 2015 first quarter, the Company changed its business model in Mexico and sold off approximately $5 million of inventory which did not repeat in the Fiscal 2016 period. The Company’s domestic and European accessories businesses were up and this was driven by higher sales of wireless and Bluetooth speakers and its new Singtrix karaoke solution.

The gross margin for the Fiscal 2016 first quarter came in at 29.2%, an increase of 80 basis points as compared to 28.4% for the same period last year. Automotive gross margins came in at 30.3% for both the Fiscal 2016 and Fiscal 2015 periods as the Company experienced better margins related to some of its aftermarket products and in its tuner and antenna product lines, offset by some of the Company’s OEM manufacturing lines as some programs began in last year’s Fiscal first quarter. Additionally, there was a one-time duty refund received in the first quarter of Fiscal 2015 that did not repeat in the current Fiscal year. Premium Audio gross margins improved by 90 basis points (32.1% vs. 31.2%) due primarily to an improvement in product mix and higher margins in the European market, and Consumer Accessories gross margins improved 220 basis points (24.7% vs. 22.5%) as a result of an increase in sales of higher margin products and lower sales in Mexico.

VOXX International Corporation Reports its Fiscal 2016 First Quarter Results

Operating expenses for the Fiscal 2016 first quarter were $48.8 million as compared to operating expenses of $53.5 million in the comparable year-ago period, a decrease of $4.7 million or 8.7%. Selling expenses declined by $1.6 million, general and administrative expenses declined by $1.9 million and engineering and technical support expenses declined by $1.2 million. The Euro conversion resulted in lower operating expenses of approximately $4.0 million for the comparable periods and overall, the Company had lower salary and related payroll expenses as a result of steps taken in the fourth quarter of Fiscal 2015 to reduce expenses, as well as a decrease in occupancy costs, advertising expenses and corporate overhead.

The Company reported an operating loss of $0.8 million as compared to an operating loss of $0.4 million in the Fiscal 2015 first quarter. The Company reported a net loss for the Fiscal 2016 first quarter of $0.7 million or a loss of $0.03 per diluted share as compared to net income of $0.5 million and net income per diluted share of $0.02.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the Fiscal 2016 first quarter was $4.6 million as compared to EBITDA of $6.1 million reported in the Fiscal 2015 first quarter. Adjusted EBITDA was $4.9 million as compared to $6.2 million for the comparable Fiscal 2015 and 2014 fourth quarter periods.

Pat Lavelle, President and CEO stated, “Our first quarter results came in mostly as anticipated and while our sales were slightly lower than forecasted on our last conference call, our gross margins were better than anticipated which enabled us to meet the operating guidance we provided. We have a number of new OEM contracts beginning and awarded, which bodes well for the future of our Automotive segment. We expect to deliver the first of our 360 degree action cameras this quarter and we are experiencing strong sales and demand for our Bluetooth and wireless speakers, both for our Acoustic Research and 808 Audio brands. While there is some softness in our Premium Audio segment, our margins are improving and we have a number of new product launches that are set to arrive in the Fiscal third quarter, which should help increase sales in this category. We continue to look to lower overhead and finally, we are engaged in several large-scale RFP’s, primarily in our Automotive segment, which could have a material impact on our top- and bottom-line.”

Non-GAAP Measures
Adjusted EBITDA and diluted adjusted earnings per common share are not financial measures recognized by GAAP. Adjusted EBITDA represents net income (loss), computed in accordance with GAAP, before interest expense and bank charges, taxes, depreciation and amortization, stock-based compensation expense, certain foreign currency remeasurements, relocation and restructuring charges, impairment charges, certain recoveries, settlements and costs and foreign exchange gains or losses relating to our acquisitions. Depreciation, amortization, stock-based compensation, and impairment expenses are non-cash items.

Diluted adjusted earnings per common share represent the Company's diluted earnings per common share based on adjusted EBITDA.

We present adjusted EBITDA and diluted adjusted earnings per common share in this Form 10-Q because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted EBITDA and diluted adjusted earnings per common share help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance. In addition, the exclusion of costs relating to the Company's acquisitions, restructuring, relocations, remeasurements, impairments, stock-based compensation, settlements and recoveries allows for a more meaningful comparison of our results from period-to-period. These non-GAAP measures, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. Adjusted EBITDA should not be assessed in isolation from or construed as a substitute for EBITDA prepared in accordance with GAAP. Adjusted EBITDA and diluted adjusted earnings per common share are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP.

VOXX International Corporation Reports its Fiscal 2016 First Quarter Results

The Company will be hosting its conference call on Friday, July 10 at 10:00 a.m. ET. Interested parties can participate by visiting www.voxxintl.com, and clicking on the webcast in the Investor Relations section or via teleconference (toll-free number: 877-303-9079; international: 970-315-0461 / conference ID: 71493612). For those unable to join, a replay will be available approximately four hours after the call has been completed and will last for one week (replay number: 855-859-2056; international replay: 404-537-3406; conference ID: 71493612).

About VOXX International Corporation
VOXX International Corporation (NASDAQ:VOXX) has grown into a worldwide leader in many automotive and consumer electronics and accessories categories, as well as premium high-end audio.   Today, VOXX International Corporation has an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and most of the world’s leading automotive manufacturers.   The Company has an international footprint in Europe, Asia, Mexico and South America, and a growing portfolio, which now comprises over 30 trusted brands. Among the key domestic brands are Klipsch®, RCA®, Invision®, Jensen®, Audiovox®, Terk®, Acoustic Research®, Advent®, Code Alarm®, Car Connection®, 808®, AR for Her®, and Prestige®. International brands include Hirschmann Car Communication®, Klipsch®, Jamo®, Energy®, Mirage®, Mac Audio®, Magnat®, Heco®, Schwaiger®, Oehlbach® and Incaar™.  For additional information, please visit our Web site at www.voxxintl.com.

Safe Harbor Statement
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive, premium audio and consumer accessories businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations and concerns regarding the European debt crisis; restrictive debt covenants; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against VOXX International Corporation and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2015.

Company Contact:
Glenn Wiener, President
GW Communications
Tel: 212-786-6011
Email: gwiener@GWCco.com

VOXX International Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)

	May 31, 2015	February 28, 2015
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$7,055	$8,448
Accounts receivable, net	89,388	102,766
Inventory, net	154,903	156,649
Receivables from vendors	4,906	3,622
Investment securities, current	—	275
Prepaid expenses and other current assets	24,857	26,370
Income tax receivable	1,726	1,862
Deferred income taxes	1,699	1,723
Total current assets	284,534	301,715
Investment securities	11,973	12,413
Equity investments	22,031	21,648
Property, plant and equipment, net	71,865	69,783
Goodwill	104,898	105,874
Intangible assets, net	156,381	158,455
Deferred income taxes	717	717
Other assets	6,526	6,908
Total assets	$658,925	$677,513
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$60,165	$71,403
Accrued expenses and other current liabilities	45,552	51,744
Income taxes payable	3,054	3,067
Accrued sales incentives	13,341	14,097
Deferred income taxes	806	1,060
Current portion of long-term debt	10,457	6,032
Total current liabilities	133,375	147,403
Long-term debt	78,065	79,455
Capital lease obligation	1,739	733
Deferred compensation	4,373	4,650
Other tax liabilities	5,207	5,157
Deferred tax liabilities	34,260	34,327
Other long-term liabilities	9,425	9,648
Total liabilities	266,444	281,373
Commitments and contingencies (see Note 20)
Stockholders' equity:
Preferred stock:
No shares issued or outstanding (see Note 18)	—	—
Common stock:
Class A, $.01 par value; 60,000,000 shares authorized, 24,036,444 and 24,003,240 shares issued, 21,906,994 and 21,873,790 shares outstanding at May 31, 2015 and February 28, 2015, respectively	255	255
Class B Convertible, $.01 par value, 10,000,000 authorized, 2,260,954 shares issued and outstanding	22	22
Paid-in capital	292,895	292,427

Retained earnings	156,915	157,629
Accumulated other comprehensive loss	(36,648)	(33,235)
Treasury stock, at cost, 2,129,450 shares of Class A Common Stock at May 31, 2015 and February 28, 2015	(20,958)	(20,958)
Total stockholders' equity	392,481	396,140
Total liabilities and stockholders' equity	$658,925	$677,513

VOXX International Corporation and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income
 (In thousands, except share and per share data)
(unaudited)

	Three Months Ended May 31,
	2015	2014
Net sales	$164,383	$186,899
Cost of sales	116,340	133,846
Gross profit	48,043	53,053
Operating expenses:
Selling	13,038	14,596
General and administrative	27,691	29,615
Engineering and technical support	8,079	9,261
Total operating expenses	48,808	53,472
Operating loss	(765)	(419)
Other income (expense):
Interest and bank charges	(1,567)	(1,608)
Equity in income of equity investees	1,618	1,931
Venezuela currency devaluation, net	(33)	102
Other, net	309	551
Total other income (expense), net	327	976
(Loss) income before income taxes	(438)	557
Income tax expense	276	68
Net (loss) income	$(714)	$489
Other comprehensive (loss) income:
Foreign currency translation adjustments	(2,797)	(441)
Derivatives designated for hedging	(664)	640
Pension plan adjustments	52	10
Unrealized holding loss on available-for-sale investment securities arising during the period, net of tax	(4)	—
Other comprehensive (loss) income, net of tax	(3,413)	209
Comprehensive (loss) income	$(4,127)	$698

Net (loss) income per common share (basic)	$(0.03)	$0.02
Net (loss) income per common share (diluted)	$(0.03)	$0.02
Weighted-average common shares outstanding (basic)	24,153,859	24,518,510
Weighted-average common shares outstanding (diluted)	24,153,859	24,544,535

VOXX International Corporation and Subsidiaries
Reconciliation of GAAP Net (Loss) Income to Adjusted EBITDA
(In thousands, except share and per share data)

	Three Months Ended May 31,
	2015	2014
Net (loss) income	$(714)	$489
Adjustments:
Interest expense and bank charges	1,567	1,608
Depreciation and amortization	3,497	3,933
Income tax expense	276	68
EBITDA	4,626	6,098
Stock-based compensation	230	75
Adjusted EBITDA	$4,856	$6,173
Diluted (loss) earnings per common share	$(0.03)	$0.02
Diluted adjusted EBITDA per common share	$0.20	$0.25